Exhibit 99.1

Annual Loan/MSN Review

KDM Mortgage Secured Note: KDM 2018-N005
KDM Loan: KDM 2018-L005
Cusip: 50067AAG7

Date	9/13/2019			Yearly IO Payment	$182,250
Loan Amount	$2,700,000			Loan Term	5 Year IO
Interest Rate	6.75%			Maturity Date	10/25/2023
Original Appraisal	$4,155,000			Current Appraisal Estimate 09/19/19	$4,595,000
Original LTV	64.98%			Current LTV	58.76%

Property Address				Original EJR Rating:	A+
1769 East Broadway Street, Northwood Ohio 43619				Current EJR Rating:	Pending

Consolidated Income Statement			Analysis
Income	2018	2019		2018	2019
Rental Income	$650,498	$548,552	NOI	$452,384	$299,904
			Debt Service	$182,250	$182,250
Total Income	$650,498	$548,552	Net Profit	$270,134	$117,654

Expenses			DSCR	2.48	1.65
			Debt Yield Ratio	16.75%	11.11%
Operating Expenses	$102,487	$144,917	Expense Ratio	30.46%	45.33%
Taxes	$23,314	$24,000
Insurance	$13,337	$13,337	Review
Utilities	$42,714	$52,680	Trump Properties continues to provide positive cash flow as evidenced by the 2019 DSCR result of 1.65. This, however; has decreased from 2018 which is the nature of the heavy machinery warehouse storage industry. The decrease is mostly attributed to the loss of one tenant, Nexus Pipe. The outlook for 2020 is positive with additional space projected to be leased as well as increases in rent. An updated appraisal evaluation reveals an increase in value to $4,595,000.00 which, in turn improves the LTV to 58.76% from 64.98%. Therefore, KDM confirms its rating.
Management Fee 2.50%	$16,262	$13,714

Total Expense	$198,114	$248,648
NOI	$452,383	$299,904

Disclaimer: This report has been prepared for investors. It is based on information drawn from sources believed to be reliable; however, KDM cannot warrant the comprehensiveness, reliability, or accuracy of this report. The information contained herein is subject to change without notice. Any use of information contained herein is undertaken at the investor’s own risk, and KDM shall not be liable to any user, person, or entity, for any losses resulting from the use of any content herein. Nothing in this report should be construed as advice or recommendation.